SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT, dated April 20, 2006 (this "Agreement"), by and among The Bank of Nova Scotia, a Canadian chartered bank incorporated under the laws of Canada (the "Seller"), and D. E. Shaw Laminar Portfolios, L.L.C. (the "Purchaser").

     WHEREAS, the Seller beneficially owns 5,475,526 shares of common stock, par value US$0.01 per share (the "Common Stock"), of Foamex International Inc. (the "Company");

     WHEREAS, the Seller beneficially owns 15,000 shares of Series B Preferred Stock, par value US$1.00 per share (the "Preferred Stock"), of the Company;

     WHEREAS, the Seller desires to sell, transfer, assign, and convey to the Purchaser, and the Purchaser desires to purchase from the Seller upon the terms and subject to the conditions set forth herein, 2,494,526 shares of Common Stock (the "Common Shares"); and

     WHEREAS, the Seller desires to sell, transfer, assign, and convey to the Purchaser, and the Purchaser desires to purchase from the Seller upon the terms and subject to the conditions set forth herein, 15,000 shares of Preferred Stock (the "Preferred Shares" and together with the Common Shares, the "Shares").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

1.   PURCHASE AND SALE OF SECURITIES

     On the date hereof, the Seller shall sell, transfer, assign and convey the Common Shares to the Purchaser, and the Purchaser shall purchase the Common Shares from the Seller, at a purchase price of US$0.30 per share, for an aggregate cash purchase price of US$748,357.80 (the "Common Purchase Price"). Such sale shall be subject to the terms and conditions set forth herein.

     On the date hereof, the Seller shall sell, transfer, assign and convey the Preferred Shares to the Purchaser, and the Purchaser shall purchase the Preferred Shares from the Seller, at a purchase price of US$30.00 per share, for an aggregate cash purchase price of US$450,000.00 (the "Preferred Purchase Price" and together with the Common Purchase Price, the "Purchase Price"). Such sale shall be subject to the terms and conditions set forth herein.

2.   CLOSING

     (a) The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of D. E. Shaw & Co., L.P., 120 West 45th Street, New York, New York 10036, on the date hereof or on such date as shall be mutually agreed by the Seller and the Purchaser, as soon as reasonably practicable.

     (b) At the Closing, such sale and purchase shall be effected by the Purchaser delivering to the Seller the Purchase Price. The Purchase Price shall be paid in cash by wire transfer in immediately available funds to an account designed by the Seller. At the Closing, or

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as promptly as practicable thereafter (the "Settlement Date"), the Seller shall deliver duly executed certificates or other instruments evidencing the Shares purchased on the date hereof, in each case with appropriate instruments of transfer attached (duly endorsed or otherwise in form sufficient for transfer and reasonably satisfactory to the Purchaser).

3.   REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE SELLER

     The Seller represents and warrants to, and covenants with, the Purchaser that:

     (a) The Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

     (b) The Seller has full legal right, power and authority to execute, deliver, and perform its obligations under this Agreement in accordance with its terms, and the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a legally valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers).

     (c) Subject to the restrictive legend set forth on the certificates evidencing the Shares and the terms of the Certificate of Designations of Series B Preferred Stock of the Company, including restrictions on convertibility of the Preferred Stock set forth therein, the Seller has valid and good title to the Shares, and the Shares are owned by the Seller free and clear of any security interest, lien, claim or other encumbrance (collectively, "Encumbrances"). Upon delivery of the Shares to the Purchaser on the Settlement Date, against payment therefor as contemplated hereby, the Seller will deliver the Shares to the Purchaser free and clear of any Encumbrance.

     (d) Until the Settlement Date, the Seller shall execute all certificates, instruments, documents or agreements to further effectuate the delivery of the Shares pursuant to this Agreement.

     (e) There is no investment banker, broker, finder or other intermediary who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

     (f) Neither the Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

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4.    REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE PURCHASER

     The Purchaser represents and warrants to, and covenants with, the Seller that:

     (a) The Purchaser is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

     (b) The Purchaser has full legal right, power and authority to execute, deliver, and perform its obligations under this Agreement in accordance with its terms, and the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legally valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers).

     (c) There is no investment banker, broker, finder or other intermediary who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

     (d) The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act") or is a "qualified institutional buyer" as defined in Rule 144A(a)(1) of the Securities Act.

     (e) The Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

     (f) The Purchaser understands that as of the date hereof the Shares have not been, and will not be, registered under the Securities Act. The Purchaser understands that the Shares are restricted securities under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser's control, and which the Company is under no obligation and may not be able to satisfy.

     (g) Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

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     (h) The Purchaser understands that the certificates representing the Shares bear a legend substantially as follows:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

5.   SURVIVAL

     The respective agreements, representations, warranties, covenants and other statements made by or on behalf each party hereto pursuant to this Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, and shall survive delivery of and payment for the Shares; provided, that the representations and warranties of the Seller and the Purchaser shall not survive after the Settlement Date. All other sections of this Agreement shall remain in full force and effect after the Settlement Date including without limitation Section 6(d).

6.   GENERAL PROVISIONS

     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     (b) Interpretation. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     (c) Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid, as follows:

        (i)   if to the Purchaser:

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              D. E. Shaw Laminar Portfolios, L.L.C.
              39th Floor, Tower 45
              120 West 45th St.
              New York, NY 10036
              Attention:  Daniel Posner
              Attention:  Brandon Baer
              With a copy to:  General Counsel
              Fax No.:  212-845-1879

        (ii)  if to the Seller:

             The Bank of Nova Scotia
             44 King Street West
             Scotia Plaza, 64th Floor
             Toronto, Ontario, Canada  M5H 1H1
             Attention:  Mr. Russell Morgan
             Fax No.:  416-866-5972

Any party hereto may from time to time change its address or fax number for notices under this Section 6(c) by giving notice of such changed address to the other parties hereto. Any notice addressed in accordance with this Section 6(c) shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

     (d) Expenses and Taxes. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

     (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

     (f) Entire Agreement; Amendment. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties. This Agreement may be amended with (and only with) the written consent of the Seller and the Purchaser. There are no agreements (other than as expressly stated in this Agreement) between Seller and the Purchaser. Nothing in this Agreement shall be construed to create a partnership between the parties to this Agreement, and neither party shall have the power to obligate or bind the other in any manner.

     (g) Severability. If any term or provision of this Agreement or the application of any such term or provision to any person or circumstance shall be held invalid, illegal, void or unenforceable in any respect by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain in full force and effect, unless such invalidity, illegality, voidness or unenforceability would substantially impair the benefits of such remaining provisions of any party hereto.

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     (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first written above.

                                      SELLER

                                      THE BANK OF NOVA SCOTIA




                                             By: /s/ Russell Morgan
                                                 -------------------------------
                                                 Name:  Russell Morgan
                                                 Title:  Managing Director
                                                         and Head of Investments

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          IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first written above.


                                      PURCHASER

                                      D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.




                                             By: /s/ Julius Gaudio
                                                 -------------------------------
                                                 Name:  Julius Gaudio
                                                 Title: Authorized Signatory